Exhibit 21

United Continental Holdings, Inc., United Air Lines, Inc. and Continental Airlines, Inc.

Subsidiaries

(as of February 22, 2011)

Jurisdiction of Incorporation
United Continental Holdings, Inc.	Delaware
(Wholly-owned subsidiaries):
Air Wis Services, Inc.	Wisconsin
Continental Airlines, Inc.	Delaware
Four Star Insurance Company, Ltd.	Bermuda
UAL Benefits Management, Inc.	Delaware
United Air Lines, Inc.	Delaware

Air Wis Services, Inc.
(Wholly-owned subsidiary):
Air Wisconsin, Inc.	Wisconsin

Air Wis Services, Inc. (999 shares) and United Air Lines, Inc. (1 share)
Domicile Management Services, Inc.	Delaware

Continental Airlines, Inc.
(Wholly-owned subsidiaries)
Air Micronesia, Inc.	Delaware
CAL Cargo, S.A. de C.V.	Mexico
CALFINCO Inc.	Delaware
Century Casualty Company	Vermont
Continental Airlines de Mexico, S.A.	Mexico
Continental Airlines Domain Name Limited	England
Continental Airlines Finance Trust II	Delaware
Continental Airlines Fuel Purchasing Group, LLC	Delaware
Continental Airlines, Inc. Supplemental Retirement Plan for Pilots Trust Agreement	Delaware
Continental Airlines Purchasing Holdings LLC	Delaware
Continental Express, Inc.	Delaware
Presidents Club of Guam, Inc.	Delaware

Air Micronesia, Inc.
(Wholly-owned subsidiary)
Continental Micronesia, Inc.	Delaware

Continental Airlines Purchasing Holdings LLC
( 99% ownership, 1% ownership by Continental Airlines, Inc.)
Continental Airlines Purchasing Services LLC	Delaware

United Air Lines, Inc.
(Wholly-owned subsidiaries):
Covia LLC	Delaware
Kion de Mexico, S.A. de C.V.	Mexico
Mileage Plus Holdings, LLC	Delaware
United Aviation Fuels Corporation	Delaware
United Cogen, Inc.	Delaware
United Vacations, Inc.	Delaware

Mileage Plus Holdings, LLC
(Wholly-owned subsidiary):
MPH I, Inc.	Delaware
Mileage Plus, Inc.	Delaware

MPH I, Inc.
(Wholly-owned subsidiary):
Mileage Plus Marketing, Inc.	Delaware

Covia LLC currently owns a 55.9949803% equity interest in the Galileo Japan Partnership, a Delaware general partnership.